Exhibit 10.2

SECOND AMENDMENT

TO THE

SATCON TECHNOLOGY CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Satcon Technology Corporation, a Delaware corporation (the “Company”), adopted the Satcon Technology Corporation 2010 Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, pursuant to the Section 16 of the Plan, the Committee (as that term is defined in the Plan) reserved the right to amend the Plan; and

WHEREAS, pursuant to Section 14(b) of the Plan, if the outstanding shares of the Company’s common stock are decreased as a result of a reverse stock split, the Committee shall make appropriate adjustments in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant (as that term is defined in the Plan) upon exercise of options granted under the Plan; and

WHEREAS, on July 3, 2012, the Company’s Board of Directors approved a reverse stock split on a 1-for-8 exchange ratio, effective on July 19, 2012; and

WHEREAS, the Company now wishes to amend the Plan to increase the number of shares that may be purchased by a Participant during any Exercise Period (as that term is defined in the Plan), to narrow the circumstances under which the Plan may be terminated, and to make appropriate adjustments to the Plan so that references under the Plan to a certain number of shares of the Company’s common stock reflect the 8-for-1 reverse stock split of the Company’s common stock.

NOW THEREFORE, the Plan is hereby amended as follows:

1.                                      Section 7(a) of the Plan is hereby amended and restated, in its entirety, to read as follows, effective August 15, 2012:

“(a)                           Shares of Common Stock Subject to Option.  On each Offering Date beginning on or after August 15, 2012, subject to the limitations set forth in Section 7(d) and this Section 7(a), a Participant shall be granted an option to purchase on each subsequent Exercise Date during the Offering Period (at the Exercise Price determined as provided in Section 7(b) below) up to a number of shares of Common Stock determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares a Participant may purchase during any

Exercise Period shall be 2,500 shares.  If a new Offering Period does not begin on August 15, 2012 pursuant to Section 4(b) of the Plan, all Participants who were granted options on May 15, 2012 shall be granted an additional option on August 15, 2012 to purchase up to 2,187.50 shares (so that the total number of shares that may be purchased shall be up to 2,500 shares) on each subsequent Exercise Date during the Offering Period that began on May 15, 2012 (at the Exercise Price determined as provided in Section 7(b) below), subject to the limitations set forth in Section 7(d) hereof.”(1)

2.                                      The first sentence of Section 14(a) of the Plan is hereby amended and restated, in its entirety, to read as follows, effective July 19, 2012:

“Subject to adjustment as provided in Section 14(b) below, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be 250,000 shares, plus an automatic annual increase on each anniversary of the Plan’s effective date equal to the lesser of (i) 250,000 shares, (ii) 3% of all shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or (iii) a lesser amount determined by the Board.” (2)

3.                                      A new paragraph is hereby added to Section 16(b) of the Plan, to read as follows, effective August 15, 2012:

“If, in the event Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan on an Exercise Date, the reserved shares remaining as of such Exercise Date shall be sold to Participants on a pro rata basis, based on the relative value of their cash account balances in the Plan as of such Exercise Date.  In addition, the Plan shall be suspended immediately following such Exercise Date until additional shares of the Company’s Common Stock shall be made available for sale under the Plan pursuant to Section 14(a) hereof; provided that the Board or Committee provides notice to the Participants at least 20 business days prior to the date of termination of the suspension period.”

4.                                      Section 16(c)(i) of the Plan and the last paragraph in Section 16(c) of the Plan are hereby deleted in their entirety, effective August 15, 2012.

(1)  Prior to this Amendment, the Plan was drafted to permit Participants to purchase up to 2,500 shares per Exercise Period.  This maximum would be adjusted downward to 312.5 as a result of the 1-for-8 reverse stock split effective July 17, 2012.  Thus, the Amendment increases this maximum to 2,500 shares (which would have been 20,000 shares pre-reverse split).  In addition, the new grant of an option to purchase up to an additional 2,187.50 shares if a new Offering Period does not begin on August 15, 2012, is intended to give existing Participants an option to purchase up to a total of 2,500 shares, when combined with their existing option to purchase up to 312.5 shares granted on May 15, 2012 (as adjusted because of the 1-for-8 reverse stock split).

(2)  This provision is being amended to adjust downwards the maximum number of shares available under the Plan, and the amount subject to the evergreen provision, to reflect the 1-for-8 reverse stock split.  The adjusted amounts are otherwise consistent with the original amounts of 2,000,000 set forth in the Plan document prior to this Amendment.

5.                                      All other provisions of the Plan remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the Company has executed this Amendment as of July 16, 2012.

Satcon Technology Corporation, a Delaware corporation

By:
Name: Daniel Gladkowski
Title: VP Administration & Secretary